UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2006

CAPSTONE TURBINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

21211 Nordhoff Street, Chatsworth, California 91311

 (Address of principal executive offices) (Zip Code)

(818) 734-5300

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

                Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

SIGNATURE

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)

Effective June 1, 2006, Darrell J. Wilk, 61, has been elected to the Board of Directors of Capstone Turbine Corporation (“the Company”) to fill a newly created vacancy resulting from an increase, at the June 1, 2006 meeting, in the size of the Board of Directors to nine (9) members. Mr. Wilk is a Strategic Planning & Marketing instructor at Concordia University in St. Paul, Minnesota. He also teaches an executive sales seminar at the University of Wisconsin — Madison. Previously, Mr. Wilk was Vice President and Director of Sales and Marketing Worldwide for the Electronics Components division of ITT Industries (NYSE: ITT), a global engineering and manufacturing company, from 2003 to December 2005. Mr. Wilk also held the position of Vice President and Director of Marketing and Sales Worldwide for the Switch Products division of ITT Industries from 1981 to 2003. From 1972 to 1981, Mr. Wilk served in Sales and Marketing Manager roles in North America at 3M Company (NYSE: MMM), a diversified technology company. He also held the position of Application Engineer of North America from 1968 to 1972. Mr. Wilk holds a Bachelor of Science degree in Physics from Loyola University of Chicago and a MBA from the University of Detroit.

Mr. Wilk’s term as a director will continue until the next annual meeting of the Company’s stockholders, scheduled for August 18, 2006, at which he will be nominated for election by the stockholders to a full term as a director. Mr. Wilk was identified by an external search firm. After review of Mr. Wilk’s experience and qualifications, the Company’s Nominating and Corporate Governance Committee recommended Mr. Wilk to the Board of Directors for approval. The Board of Directors has not yet made any determination concerning the committees of the Board of Directors to which Mr. Wilk may be appointed.

There are no transactions in which Mr. Wilk has an interest requiring disclosure under Item 404(a) of Regulation S-K.

 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE TURBINE CORPORATION
(Registrant)

Date: June 7, 2006	By:	/s/ Walter J. McBride
Chief Financial Officer